As filed with the Securities and Exchange Commission on August 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	94-3411134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

525 J Street

Sacramento, California 95814

(916) 554-4750

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Ronald W. Bachli

Chairman and Chief Executive Officer

525 J Street

Sacramento, California 95814

(916) 554-4822

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

John C. Grosvenor, Esq.

Craig D. Miller, Esq.

Manatt, Phelps & Phillips, LLP

695 Town Center Drive

14th Floor

Costa Mesa, California 92626

(714) 371-2500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement that is filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, no par value per share, underlying warrants	153,346	$20.485	$3,141,292	$336.12

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on August 2, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2006

Prospectus

153,346 Shares

Common Stock

This prospectus relates to the issuance by us from time to time of 153,346 shares of our common stock issuable upon the exercise of 30,811 warrants initially sold by Southwest Community Bank in its unit offering completed in July 2002. We refer to these warrants as the “Southwest warrants.” The Southwest warrants were assumed by us in connection with our acquisition of Southwest Community Bancorp and Southwest Community Bank, which was completed on June 9, 2006. We will pay all expenses of this offering. We will not receive any proceeds from the sale of our common stock by the holders of the Southwest warrants, but we will receive the proceeds from the exercise of the Southwest warrants.

Our common stock is traded on the Nasdaq Global Market under the symbol “PLSB.” On August 7, 2006, the last reported sale price of our common stock was $22.01 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 4 UNDER THE HEADING “ RISK FACTORS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is a criminal offense.

These securities are our equity securities. They are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is                 , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. We have supplied all information contained or incorporated by reference relating to our company. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus, we may issue from time to time, upon exercise of the Southwest warrants, our common stock described in this prospectus up to an aggregate of 153,346 shares.

In this prospectus “Placer Sierra Bancshares,” “the Company,” “we,” “us,” and “our” refer to Placer Sierra Bancshares, a California corporation, unless the context otherwise requires. This prospectus does not contain all of the information included in the registration statement. You should read this prospectus and the additional information described below under “Where You Can Find More Information” before making an investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the presentations and disclosures in this prospectus or incorporated by reference herein, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, many of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in the “Risk Factors” section of this prospectus and the following: growth may be inhibited if we cannot attract deposits, including low-cost deposits; revenues are lower than expected or expenses are higher than expected; competitive pressure among depository institutions increases significantly; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; the possibility that personnel changes will not proceed as planned; general economic conditions, either nationally or in the market areas in which we do business, are less favorable than expected; changes that may occur in the securities markets; we may suffer an interruption of services from third-party service providers that could adversely affect our business; we may not be able to maintain an effective system of internal and disclosure controls; estimated cost savings from our merger with Southwest Community Bancorp cannot be fully realized within the expected time frame; revenues following the merger are lower than expected; potential or actual litigation relating to us occurs; costs or difficulties related to the integration of our businesses are more than expected; legislation or changes in regulatory requirements adversely affect the businesses in which we would be engaged.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. For a more detailed discussion of certain of these factors, see the section entitled “Risk Factors” in this prospectus and the section entitled “Risk Factors” in our most recent annual report on Form 10-K (which has been incorporated by reference in this prospectus) and any updates thereon contained in our periodic filings since such date. The forward-looking statements are made as of the date of this prospectus, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

ABOUT PLACER SIERRA BANCSHARES

This summary provides a brief overview of certain information found in greater detail elsewhere in this prospectus. It does not contain all the information that may be important to you in making a decision to purchase our common stock. We urge you to read the entire prospectus carefully, including “Risk Factors” and the documents incorporated by reference herein, which include our consolidated financial statements and related notes,, before deciding to invest in our common stock. For more complete information, you should carefully read this prospectus and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Overview of Our Company.

Placer Sierra Bancshares and Placer Sierra Bank. We are a California-based bank holding company for Placer Sierra Bank, which is a California state-chartered commercial bank with 49 branches operating throughout California. We provide a broad array of financial services throughout our targeted markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. Placer Sierra Bank conducts a portion of its banking business through the following operating divisions: Sacramento Commercial Bank, Bank of Lodi, Bank of Orange County and Southwest Community Bank. Through our 31 Northern California branches, we serve an eight county area including Placer, Sacramento and El Dorado, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Sierra, Amador, Calaveras, San Joaquin and Nevada. Through our 18 Southern California branches, we serve Los Angeles and Orange counties and, as a result of our acquisition of Southwest Community Bank in June 2006, we now also serve the counties of San Diego, Riverside and San Bernardino.

Placer Sierra Bank, the largest community bank headquartered in the greater Sacramento metropolitan region, has provided financial services to commercial and consumer customers in Northern California for approximately 60 years. The bank’s other Northern California operations, known as Bank of Lodi, have provided services for more than 22 years and its Sacramento Commercial Bank division has provided services for more than 21 years. The bank’s Southern California operations, known as Bank of Orange County, has provided services for more than 26 years and its Southwest Community Bank division has provided services for more than 9 years. As of June 30, 2006, we had $2.7 billion in assets and 49 branches stretching across California from Sacramento to San Diego. We also have other locations in California including loan production offices in Fresno and San Jose and a mortgage center in Quincy. We also have loan production offices in Virginia, Florida, Utah and Illinois. Placer Sierra Bancshares’ executive offices are located at 525 J Street, Sacramento, California and its telephone number is (916) 554-4750.

Acquisition of Southwest Community Bancorp.

On June 9, 2006, we completed the acquisition of Southwest Community Bancorp and its subsidiary Southwest Community Bank. As of March 31, 2006, Southwest Community Bancorp had total assets of $648.5 million, total loans and leases, net of deferred fees and costs, of $310.8 million, total deposits of $583.1 million and shareholder’s equity of $54.0 million.

General Information.

Our principal executive offices are located at 525 J Street, Sacramento, California 95814, and our telephone number is (916) 554-4750. Our website address is www.plsb.com. We make available free of charge on our website our annual reports, on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K as soon as reasonably practicable after we file such reports with the SEC. None of the information on or hyperlinked from our website is incorporated into the registration statement that we filed with the SEC or into this prospectus.

THE OFFERING

Common stock offered by us	153,346 shares of our common stock issuable upon exercise of the Southwest warrants

Use of proceeds

We estimate that our net proceeds from the exercise of all the Southwest warrants would be approximately $881,194. We will use the proceeds for general corporate purposes, including, but not limited to, providing working capital, funding capital expenditures, purchasing or repaying debt and funding acquisitions. We will not receive any proceeds from the resale of common stock underlying the Southwest warrants.

Dividends	$0.12 per share, paid quarterly at the discretion of our Board of Directors

Nasdaq Global Market symbol	PLSB

Risk Factors	See “Risk Factors” beginning on page 4 of the accompanying prospectus

RISK FACTORS

An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Changes in economic conditions could materially hurt our business.

Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. Placer Sierra Bancshares is particularly affected by economic conditions in the State of California. Deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on Placer Sierra Bancshares’ business, financial condition, results of operations and cash flows:

•	problem assets and foreclosures may increase,

•	demand for our products and services may decline,

•	low cost or non-interest bearing deposits may decrease, and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

In view of the geographic concentration of Placer Sierra Bancshares’ operations and the collateral securing Placer Sierra Bancshares’ loan portfolio in both Northern and Southern California, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on Placer Sierra Bancshares’ business, financial condition, results of operations and cash flows.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Our financial performance and profitability depend on our ability to execute our corporate growth strategy. In addition to seeking deposit and loan and lease growth in existing markets, we continually evaluate pursuing expansion opportunities through strategically placed new branches. Since 2004, we have also executed our corporate growth strategy by acquiring community banks in identified strategic markets. Continued growth, however, may present operating and other problems that could adversely affect our business, financial condition, results of operations and cash flows. Accordingly, there can be no assurance that Placer Sierra Bancshares will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

Our growth may also place a strain on our administrative, operational and financial resources and increase demands on our systems and controls. We plan to pursue opportunities to expand our business through internally generated growth and have also expanded our business through acquisitions. This business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. The process of consolidating the businesses and implementing the strategic integration of any acquired businesses, such as Southwest Community Bancorp and Southwest Community Bank, with our existing business may take a significant amount of time. It may also place additional strain on Placer Sierra Bancshares’ resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate any acquired businesses successfully or in a timely manner. In addition, our existing operating and financial control systems and infrastructure may not be adequate to maintain and effectively monitor future growth.

Our continued growth may also increase the need for qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel.

We face risks associated with the acquisition of Southwest Community Bancorp relating to difficulties in integrating combined operations, potential disruption of operations and related negative impact on earnings and incurrence of substantial expenses.

We recently acquired Southwest Community Bancorp. In connection with this acquisition, we face risks commonly encountered, including disruption of our ongoing business, difficulty in integrating acquired operations and personnel, inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control system, and inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with this acquisition. We cannot assure you that integration of acquired Southwest Community Bank’s or its branches’ operations will be successfully accomplished. The inability to improve the operating performance of Southwest Community Bank and its branches or to integrate successfully their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the California community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of our senior executive management team of Messrs. Ronald W. Bachli, Randall E. Reynoso and David E. Hooston, who have expertise in community banking and experience in the markets we serve and have targeted for future expansion. We are also dependent upon a number of other key executives who are California natives or are long-time residents and who are integral to implementing our business plan. The loss of the services of any one of our senior executive management team or other key executives could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our balance sheet is asset sensitive. Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, securities and other interest earning assets, and interest paid on deposits, borrowings and other interest bearing liabilities. At June 30, 2006 our balance sheet was asset sensitive in an environment where the yield curve moves in a parallel fashion to changes in short term interest rates, which means that our net interest margin tends to expand in a rising interest rate environment and decline in a falling interest rate environment. However, for the first six months of 2006, our funding costs have increased faster than the movement in rates across the yield curve, which has had the effect of nullifying any positive effect of the asset sensitivity of our balance sheet. Beginning in 2006, we increased rates paid on deposit accounts to retain existing customers and attract new deposit customers. As short-term rates continue to rise, retention of existing deposit customers and the attraction of new deposit customers may require us to continue increasing rates we pay on deposit accounts faster than increases in interest rates across the yield curve. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

Because of the differences in the maturities and repricing characteristics of our interest earning assets and interest bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest earning assets and interest paid on interest bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan origination volumes are affected by market interest rates. Rising interest rates, generally, are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates may decline and in falling interest rate environments, loan repayment rates may increase. Falling interest rate environments may cause additional refinancing of commercial real estate and 1-4 family residence loans, which may depress our loan volumes or cause rates on loans to decline. In addition, an increase in the general level of short-term interest rates on variable rate loans may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations or reduce the amount they wish to borrow.

The types of loans in our portfolio have a higher degree of risk and a downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because most of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of June 30, 2006, approximately 88.9% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real estate collateral is located in California. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. Real estate values could also be negatively affected by, among other things, earthquakes and other natural disasters particular to California. The median sales price of an existing single-family detached home in California increased 6.2% from June 2005 to June 2006, while the number of homes sold decreased 26.3% during the same period. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we cannot attract deposits, our growth may be inhibited. A significant amount of our deposits are concentrated in a few customers and loss of any of these customers could significantly impact our growth and earnings.

A significant amount of our deposits are concentrated in a few customers and loss if any of these customers could significantly impact our growth and earnings. We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at favorable rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. We cannot assure you that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A significant amount of our deposits are concentrated in a few customers. As of June 30, 2006, approximately 19.9% of total deposits are concentrated in four relationships with 13.4% of total deposits concentrated in one relationship. One of these relationships consists of deposits totaling $45.8 million or 2.1% of total deposits, that are short-term in nature. Additionally, 36.7% of demand deposits are concentrated in two relationships. Loss of any of these customers could significantly impact our growth and earnings

Our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock may be your sole source of gains in the future.

Since we are a holding company with no significant assets other than the bank, we currently depend upon dividends from the bank for a substantial portion of our revenues. Our ability to pay dividends will continue to depend in large part upon our receipt of dividends or other capital distributions from the bank. Our ability to pay dividends is also subject to the restrictions of the California General Corporation Law.

The ability of the bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the California Department of Financial Institutions or the DFI. As of June 30, 2006, the bank could have paid approximately $18.7 million in dividends to the holding company without the prior approval of the Federal Reserve or the DFI. The amount the bank may pay in dividends may be further restricted due to the fact that the bank must maintain a certain minimum amount of capital to be considered a “well capitalized” institution. Accordingly, the amount available for payment of dividends to us by the bank for the bank to remain “well capitalized” immediately thereafter totaled $29.0 million at June 30, 2006. Accordingly, the maximum amount available for payment to the holding company is $18.7 million without regulatory approval.

From time to time, we may become a party to financing agreements or other contractual arrangements that have the effect of limiting or prohibiting us or the bank from declaring or paying dividends. Our holding company expenses and obligations with respect to our trust preferred securities and corresponding junior subordinated deferrable interest debentures issued by us may limit or impair our ability to declare or pay dividends. In addition our ability to pay dividends is limited by certain covenants contained in the indentures pursuant to which we issued the subordinated deferrable interest debentures.

On a stand-alone basis, we rely on dividends from the bank as our sole source of liquidity.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As part of our ongoing monitoring of internal control we may discover material weaknesses or significant deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

As a result of weaknesses that may be identified in our internal controls, we may also identify certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we discover weaknesses, we will make efforts to improve our internal and disclosure controls. However, there is no assurance that we will be successful. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with the Nasdaq Global Market. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

Anti-takeover provisions and federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

Various provisions of our articles of incorporation and bylaws could delay or prevent a third-party from acquiring us, even if doing so might be beneficial to our shareholders. These provisions provide for, among other thing, advance notice requirements for proposals that can be acted upon at shareholder meetings, a prohibition on shareholder action by written consent without a meeting, and the authorization to issue “blank check” preferred stock by action of the board of directors acting alone, thus without obtaining shareholder approval. The Bank Holding Company Act of 1956, as amended, and the Change in Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either Federal Reserve Board approval must be obtained or notice must be furnished to the Federal Reserve Board and not disapproved prior to any person or entity acquiring “control” of a state member bank, such as the bank. These provisions may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for our common stock.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

USE OF PROCEEDS

The proceeds to be received from the exercise of the warrants described in this prospectus, assuming all warrants are exercised, will be approximately $881,194. We intend to use such proceeds for general corporate purposes, including, but not limited to, providing working capital, funding capital expenditures, purchasing or repaying debt and funding acquisitions. We will not receive any proceeds from the resale of common stock underlying the warrants.

DESCRIPTION OF OUR CAPITAL STOCK

We are authorized to issue up to 100,000,000 shares of common stock and up to 25,000,000 shares of preferred stock. Our capital stock does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation.

The following description of the our capital stock does not purport to be complete and is qualified in all respects by reference to our amended and restated articles of incorporation and amended and restated bylaws and the General Corporation Law of California.

Placer Sierra Bancshares Common Stock.

Each share of our common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of our common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of Placer Sierra Bancshares available for distribution after the payment of creditors. Holders of our common stock have no preemptive rights to subscribe for any additional securities of any class that we may issue, nor any conversion, redemption or sinking fund rights. Holders of our common stock do not have the right to cumulate votes in the election of directors. The rights and privileges of holders of our common stock are subject to any preferences that the Placer Sierra Bancshares board of directors may set for any series of our preferred stock that we may issue in the future.

Placer Sierra Bancshares Preferred Stock.

Under our amended and restated articles of incorporation, we may issue shares of our preferred stock in one or more series, as may be determined by our board of directors. Our board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock issued will rank senior to our common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of us, or both. In addition, any shares of our preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of our preferred stock, or merely the existing authorization of our board of directors to issue our shares of preferred stock, may tend to discourage or impede a merger or other change in control of us. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of our board of directors. No shares of preferred stock are currently outstanding.

Transfer Agent.

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF THE SOUTHWEST WARRANTS

Southwest Community Bank, a subsidiary of Southwest Community Bancorp, originally issued the warrants pursuant to a warrant/agreement dated as of April 19, 2002 with U.S. Stock Transfer Corporation and a stock permit issued by the California Department of Financial Institutions on May 1, 2002. Southwest Community Bancorp assumed the warrants in connection with its holding company reorganization with Southwest Community Bank. We assumed the Southwest warrants in connection with our acquisition of Southwest Community Bancorp on June 9, 2006.

General.

The terms and conditions of the Southwest warrants generally remain unaffected by our assumption thereof. However, following completion of the merger, each Southwest warrant entitles the holder to purchase 4.977 shares of our common stock at an exercise price of $5.75 per share. This prospectus includes such additional shares of common stock, which as of this date is indeterminable, that we may have to issue to avoid dilution of the warrants (for example, in the event we were to declare a stock split or stock dividend). The Southwest warrants will automatically expire at 5:00 p.m., California time, on April 30, 2007.

The Southwest warrants may be exercised by surrendering the warrant certificates with the accompanying form of election to purchase, together with payment of the exercise price. Payment of the exercise price may be made by certified or official bank check to the order of Placer Sierra Bancshares and should be delivered with the completed exercise documentation attached to your Southwest warrants to Wells Fargo Shareowner Services at the address set forth below. Warrants should be exercised through Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075, Attention: Corporate Actions. If you have questions about how to exercise your warrants, please call Wells Fargo at 800-468-9716.

Upon surrender of the warrant certificate and payment of the exercise price, we (or our transfer agent) will deliver stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the Southwest warrants represented by a warrant certificate are exercised, such certificate shall be surrendered and a new warrant certificate of the same tenor and for the number of warrants, which were not exercised, shall be executed. Holders of Southwest warrants will be able to exercise their warrants only if a registration statement relating to the common stock underlying the Southwest warrants is then in effect, or the exercise of such Southwest warrants is exempt from the registration requirements of the Securities Act and the securities laws of the states in which the various holders of the Southwest warrants reside.

No fractional shares will be issued upon exercise of the Southwest warrants. Instead, we will pay to the holder of the warrant an amount in cash equal to the current market value of any such fractional shares less a corresponding fraction of the exercise price.

If we make any distribution of our assets to holders of our common stock as a liquidation or partial liquidation dividend or by way of return of capital, or other than as a dividend payable out of capital and unimpaired surplus legally available for dividends under California law; or if we liquidate, dissolve or wind up our affairs (other than in connection with a consolidation, merger or sale of all or substantially all of our assets), then each holder of a warrant will receive notice of the pendency of such event. If a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Southwest warrants are executory contracts which may be subject to rejection by us and the holders of the Southwest warrants may, even if sufficient funds are available, receive nothing or less than they would be entitled to if they had exercised their Southwest warrants prior to the commencement of any such proceeding.

In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of warrant shares, the holders of the Southwest warrants may, in certain circumstances, be deemed to have received a dividend subject to United States federal income tax.

No Rights As Shareholders.

The holders of unexercised Southwest warrants will have no right to vote on matters submitted to our shareholders and will have no right to receive dividends.

Adjustments.

The number of warrant shares purchasable upon exercise of Southwest warrants is subject to adjustment in several circumstances including, among others, (i) the payment by us of dividends in shares of our common stock or other distributions in shares of our common stock; (ii) a stock split or reverse stock split or (iii) the reclassification of our common stock or other capital reorganization.

In the case of a consolidation or merger of us, or the sale of all or substantially all of our assets to another corporation, each warrant will represent the right to receive the kind and amount of shares of stock or other securities or property to which the warrant holder would have been entitled had the warrant been exercised immediately prior to such transaction. If we do not survive in any transaction, the surviving entity may assume our obligations under the warrant agreement or, alternatively, holders of such warrants shall be entitled to exercise such warrants until at least five days prior to the consummation of the consolidation, merger, sale or conveyance.

Reservation of Shares.

We have authorized, and will at all times reserve and keep available, such number of shares of our common stock as will be issuable upon the exercise of all outstanding Southwest warrants.

Amendment.

From time to time, we and the warrant agent, without the consent of the holders of the Southwest warrants, may amend or supplement the warrant agreement for several purposes, including curing defects or inconsistencies or making changes that do not adversely affect the legal rights of any warrant holder. Any amendment or supplement that has an adverse effect on the interests of the warrant holders requires the written consent of a majority of the holders of the then outstanding Southwest warrants.

Each warrant was originally exercisable for one share of common stock. As a result of stock splits, and following the merger of Southwest Community Bancorp with and into Placer Sierra Bancshares, each Southwest warrant is convertible into 4.977 shares of our common stock at a purchase price of $5.75 per share.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion addresses the material United States federal income tax consequences of the exercise, ownership and disposition of the warrants. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to warrant holders that hold their warrants as a capital asset within the meaning of Section 1221 of the Code (each referred to as a “holder”). Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	banks or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities, and

•	foreign persons.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of exercise of the warrants. For purposes of this discussion, “United States person” means a holder which is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. Non-United States persons should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the exercise of warrants.

Exercise of Southwest Warrants

A holder of a Southwest warrant will generally not recognize taxable gain or loss upon the exercise of a Southwest warrant, except to the extent of cash received in lieu of fractional shares, as discussed below. The holder’s adjusted basis in the Placer Sierra Bancshares common stock received upon exercise will equal the sum of the holder’s adjusted tax basis in the Southwest warrant immediately prior to exercise, increased by the exercise price paid. The holding period of the Placer Sierra Bancshares common stock received upon the exercise of the Southwest warrants would begin on the date of exercise and would not include the period during which the Southwest warrants were held.

Cash in lieu of fractional shares of Placer Sierra Bancshares Common Stock

A holder that receives cash in lieu of a fractional share of Placer Sierra Bancshares common stock upon exercise of the Southwest warrants should generally be treated as if it received such fractional share and sold it for cash in a transaction in which such holder should recognize short term capital gain or loss in an amount equal to the difference between such cash and any tax basis allocable to the fractional share.

Expiration of Unexercised Warrants

If a warrant expires unexercised, the holder will recognize a capital loss equal to such holder’s tax basis in such warrant.

Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the Southwest warrants which may occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a holder to the extent of Placer Sierra Bancshares’ current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY, AND EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR CONSEQUENCES TO THE HOLDER OF OWNERSHIP, EXERCISE AND DISPOSITION OF THE WARRANTS.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by us from time to time of shares of our common stock issuable upon the exercise of the Southwest warrants. The costs of registering, issuing and maintaining an effective registration for the shares of common stock underlying these warrants will be borne by us. We will issue our shares of common stock underlying the Southwest warrants as described under “Description of the Southwest Warrants.”

Under the terms of the warrant agreement governing the Southwest warrants, as assumed by us in connection with our acquisition of Southwest Community Bancorp, we have agreed to use our reasonable efforts to take such actions which are necessary from time to time to keep effective any and all permits, consents and approvals of governmental agencies and authorities and to make all filings under the federal and state securities laws which may be or become necessary in connection with the exercise of the warrants and the issuance of common stock thereon.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of the shares of common stock offered hereby will be passed upon for our Company by Angelee J. Harris, our Executive Vice President, General Counsel and Secretary. As of August 8, 2006, Ms. Harris is entitled to receive restricted stock, when vested, and options to acquire shares of our common stock.

EXPERTS

The consolidated financial statements of Placer Sierra Bancshares as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this registration statement on Form S-3 have been audited by Perry-Smith LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is incorporated by reference in this registration statement in reliance upon the authority of said firm as experts in accounting and auditing. With respect to the above referenced financial statements, as they relate to the amounts included for Southland Capital Co. and subsidiary for the year ended December 31, 2003 (which have been pooled into the consolidated financial statements of Placer Sierra Bancshares as a result of the acquisition of Southland Capital Co. as an entity under common control), such report is based solely on the report of KPMG LLP.

The consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of Southland Capital Co. and subsidiary for the year ended December 31, 2003 (which have been pooled into the consolidated financial statements of Placer Sierra Bancshares, as a result of the acquisition of Southland Capital Co. as an entity under common control) have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto dated May 21, 2004, which is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southwest Community Bancorp and subsidiary as of December 31, 2005, and for each of the years in the three year period ended December 31, 2005, have been audited by Vavrinek Trine, Day & Co., LLP, independent registered public accounting firm as indicated in their report with respect thereto dated August 8, 2006, which is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below (File No. : 000-50652):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 27, 2006, including those portions incorporated by reference therein from our Registration Statement on Form S-4, as amended and filed on April 20, 2006;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed on May 9, 2006;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 filed on August 8, 2006;

•	Our current reports on Form 8-K (as amended) filed on the following dates (other than information that is furnished rather than filed): January 6, 2006, January 24, 2006, February 6, 2006, February 16, 2006, February 21, 2006, March 20, 2006, May 2, 2006, May 12, 2006, May 23, 2006, May 31, 2006, June 5, 2006, June 13, 2006, June 20, 2006, July 26, 2006, July 31, 2006, August 2, 2006 and August 3, 2006; and

•	The description of our common stock contained in Registration Statement on Form 8-A filed on March 25, 2004, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus. You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Placer Sierra Bancshares

Attention: Recording Secretary

525 J Street

Sacramento, CA 95814

(916) 554-4750

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering made hereby (other than information that we furnish with the SEC rather than file). Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

153,346 Shares

Placer Sierra Bancshares

Common Stock

Prospectus

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses, except the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$336
Legal fees and expenses	25,000
Transfer Agent’s fees and expenses	13,000
Accounting fees and expenses	12,000
Printing, postage and mailing expenses	2,000
Miscellaneous	3,000

Total	$55,336

Item 15.	Indemnification of Directors and Officers.

General Corporation Law

Section 317 of the General Corporation Law of the State of California provides as follows:

A California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, including any threatened, pending or completed action, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A California corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. When a director, officer, employee or other agent of the corporation is successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the corporation must indemnify him against the expenses, including attorney’s fees, actually and reasonably incurred by the agent in connection therewith.

Section 317 further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

Articles of Incorporation and Bylaws

Our Articles of Incorporation eliminate the personal liability of directors to the fullest extent possible and provide for the indemnification of agents, including directors, officers, employees, or other agents of the corporation, through bylaws, agreements with agents, the vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of California’s General Corporation Law, subject only to the applicable limits set forth in Section 204 of California’s General Corporation Law, which permits a California corporation to eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, other than:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction from which the director derived an improper personal benefit;

•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; and

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

The effect of this provision is to eliminate our rights and those of our shareholders (through shareholders’ derivative suits against us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or the ability of our shareholders to seek non-monetary based remedies, such as an injunctions or rescission, against a director for breach of this fiduciary duty nor would such limitations limit liability under the federal securities laws.

Our Bylaws provide for the indemnification of agents to the fullest extent permitted by Section 317 of the California General Corporation Law.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors. The agreements indemnify each director in third-party proceedings, in which the director is made a party to or threatened to be made a party to, or otherwise involved in any proceeding (other than a proceeding which is an action by or in the right of the Company to procure a judgment in its favor), by reason of the fact that the director is or was an agent of the Company. We also indemnify each director that is made party to, or threatened to be made party to, or otherwise involved in, any proceeding which is an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the director is or was an agent of the Company.

Directors’ and Officers’ Liability Insurance

We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.

Item 16.	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended to date, are hereby incorporated by reference from Exhibit 3.1 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

3.2	Bylaws of the Registrant, as amended and restated to date, are incorporated by reference from Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006.

4.1	Form of Warrant originally issued by Southwest Community Bank (included with Exhibit 4.2).

4.2	Warrant Agreement, originally between Southwest Community Bank and U.S. Stock Transfer Corporation, as warrant agent, dated as of April 19, 2002, as amended on June 2, 2006, is hereby incorporated by reference from Exhibit 4.1 and 4.1(b) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006

4.3	Form of Warrant issued by Placer Sierra Bancshares reflecting assumption of original Southwest Community Bank warrants, is hereby incorporated by reference from Exhibit 4.1(c) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006

5.1*	Opinion of Angelee J. Harris, General Counsel.

23.1*	Consent of Perry-Smith, LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Vavrinek, Trine, Day & Co., L.P.

23.4*	Consent of Angelee J. Harris, General Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) to the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue; and

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on the 8th day of August 2006.

PLACER SIERRA BANCSHARES

By:	/s/ RONALD W. BACHLI
Ronald W. Bachli Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Placer Sierra Bancshares, do hereby constitute and appoint Ronald W. Bachli and David E. Hooston, and each of them singly, our true and lawful attorneys-in-fact and agents with full power to them, and each of them singly, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD W. BACHLI Ronald W. Bachli	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 8, 2006

/s/ DAVID E. HOOSTON David E. Hooston	Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2006

/s/ ALLAN W. ARENDSEE Allan W. Arendsee	Director	August 8, 2006

/s/ CHRISTI BLACK Christi Black	Director	August 8, 2006

/s/ ROBERT J. KUSHNER Robert J. Kushner	Director	August 8, 2006

/s/ FRANK J. MERCARDANTE Frank J. Mercardante	Director	August 8, 2006

/s/ LARRY D. MITCHELL Larry D. Mitchell	Director	August 8, 2006

/s/ DWAYNE A. SCHACKELFORD Dwayne A. Shackelford	Director	August 8, 2006

/s/ WILLIAM J. SLATON William J. Slaton	Director	August 8, 2006

/s/ ROBERT H. SMILEY Robert H. Smiley	Director	August 8, 2006

/s/ SANDRA R. SMOLEY Sandra R. Smoley	Director	August 8, 2006

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended to date, are hereby incorporated by reference from Exhibit 3.1 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

3.2	Bylaws of the Registrant, as amended and restated to date, are incorporated by reference from Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006.

4.1	Form of Warrant originally issued by Southwest Community Bank (included with Exhibit 4.2).

4.2	Warrant Agreement, originally between Southwest Community Bank and U.S. Stock Transfer Corporation, as warrant agent, dated as of April 19, 2002, as amended on June 2, 2006, is hereby incorporated by reference from Exhibit 4.1 and 4.1(b) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006

4.3	Form of Warrant issued by Placer Sierra Bancshares reflecting assumption of original Southwest Community Bank warrants, is hereby incorporated by reference from Exhibit 4.1(c) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 8, 2006

5.1*	Opinion of Angelee J. Harris, General Counsel.

23.1*	Consent of Perry-Smith, LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Vavrinek, Trine, Day & Co., L.P.

23.4*	Consent of Angelee J. Harris, General Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.